Exhibit 99.1

Ostrow & Partners, Inc.
News Release IMMEDIATE 07-26 -01

For: Host America Corporation	Contacts:
Release: IMMEDIATE	Sam Ostrow 203.328.3018 ceo@ostrow-partners.com

HOST AMERICA COMPLETES PRIVATE PLACEMENT

Hamden CT, July 26 – Host America Corporation (CAFÉ.PK) today announced that the company has completed an $850,000 private placement of one year 12% convertible secured subordinated notes.  The notes are secured by the trademark rights and a patent pending with respect to the company’s EnerLume-EM, TM, a newly designed light controller.  The proceeds will be used in marketing the company’s energy conservation product and for general corporate working capital.

These securities were offered and sold without registration under the Securities Act of 1933 in reliance upon the exemption provided by Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.  An appropriate legend was placed on the notes issued.  This release is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Cautions Concerning Forward-Looking Statements

All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Host and its subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with Host's entry into new commercial food and/or energy markets that require the company to develop demand for its products, its ability to access the capital markets, litigation, regulatory investigations and many other risks described in Host's Securities and Exchange Commission fillings.  The most significant of these uncertainties are described in Host America’s 2006 Annual Report on Form 10-K all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the implementation of the early stage energy management division, organizational changes and the integration of acquired businesses; the potential loss of one or more key customer or supplier relationships or changes to the terms of those relationships; difficulties and uncertainties related to transitions in senior management; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays or increased costs in implementing Host America’s overall prospective business plan; and general economic and market conditions. Host America undertakes no obligation to update or revise any forward-looking statement.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.
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